Exhibit 99.1

Lyra Therapeutics Announces $100.5 Million Private Placement

WATERTOWN, Mass., April 8, 2022 – Lyra Therapeutics, Inc. (Nasdaq: LYRA), a clinical-stage therapeutics company leveraging its proprietary XTreo™ platform to enable precise, sustained and local delivery of medications to the ear, nose and throat (ENT) passages and other diseased tissues, today announced that it has entered into a securities purchase agreement to sell securities in a private placement that is expected to result in gross proceeds of approximately $100.5 million, before deducting offering expenses.

In the private placement, investors had the option to purchase either (a) shares of the Company’s common stock at a price of $4.22 per share, or (b) in lieu thereof, pre-funded warrants to purchase shares of the Company’s common stock, with an exercise price of $0.001 per share, at a purchase price of $4.219 per share (for aggregate consideration equating to $4.22 per share). Accordingly, pursuant to the securities purchase agreement, (i) certain investors agreed to purchase an aggregate of 18,815,159 shares of common stock at the purchase price described in the foregoing sentence and (ii) certain investors agreed to purchase pre-funded warrants to purchase an aggregate of 5,000,000 shares of common stock, with the exercise price and at the purchase, in each case, described in the foregoing sentence. Each pre-funded warrant will be exercisable immediately.

The closing of the offering is subject to certain conditions and is expected to occur on April 12, 2022.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities being issued in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the foregoing securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the closing of the private placement. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The factors discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K filed with the SEC on March 9, 2022 and its other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change.

Contact Information:

Argot Partners

212-600-1902

lyra@argotpartners.com

Kathryn Morris

914-204-6412

kathryn@theyatesnetwork.com